Exhibit 99.1

Recro Pharma Reports Fourth Quarter and Full Year 2014 Financial Results

– On Track to Report Top-Line Phase II Data from Dex-IN Post Op Day 1 Trial in Mid 2015 –

– Strengthened Company with Expected Acquisition of Phase III-Ready IV/IM Meloxicam, Cash Flow Positive Manufacturing/Formulation Business from Alkermes –

MALVERN, PA, March 25, 2015 – Recro Pharma, Inc. (Nasdaq: REPH), a clinical stage specialty pharmaceutical company developing non-opioid therapeutics for the treatment of acute post operative pain, today reported financial results for the fourth quarter and full year ended December 31, 2014.

“In late 2014 and early 2015 we made significant advancements on both the clinical and corporate fronts,” said Gerri Henwood, Recro Pharma’s President and Chief Executive Officer. “Our Phase II Post Op Day 1 trial is progressing and we expect to receive results from our interim analysis shortly and top-line results in mid 2015. We believe we have and will have significantly strengthened the Company with our recent strategic transactions, including the pending acquisition of Phase III-ready IV/IM meloxicam, as well as the addition of a revenue-generating, cash flow positive manufacturing and royalty facility, and a $10 million committed equity line from Aspire Capital. Depending on the clinical success of Dex-IN, we look forward to the potential of moving two complementary acute pain programs into Phase III by year end.”

Fourth Quarter 2014 and Recent Highlights

•	Acquired assets from Alkermes: In March 2015, Recro Pharma announced an agreement under which the Company will acquire assets from Alkermes plc, including worldwide rights to IV/IM meloxicam, a proprietary, Phase III-ready, long-acting COX-2 NSAID for moderate to severe acute pain, as well as a cash flow positive contract manufacturing facility, royalty and formulation business in Gainesville, GA. IV/IM meloxicam has demonstrated robust efficacy and good tolerability in multiple Phase II trials. The transaction was funded via a five-year senior secured term loan with an affiliate of OrbiMed. This transformative acquisition diversifies Recro Pharma’s development risk by adding a second, complementary acute pain product to the Company’s product pipeline. Depending on the clinical success of Dex-IN, Recro Pharma could potentially have two proprietary compounds enter Phase III by year end 2015, as well as a commercial manufacturing infrastructure that will add scale and capability and may provide cash flow to fund development of the Company’s pipeline over time. The acquisition is subject to customary closing conditions, including antitrust regulatory approval, and is anticipated to close in the second quarter of 2015.

•	Executed Stock Purchase Agreement with Aspire Capital: In February 2015, Recro Pharma entered into a common stock purchase agreement with Aspire Capital Fund, LLC (“Aspire Capital”). Under the agreement, Recro Pharma has the right to sell up to $10 million in shares of common stock to Aspire Capital, subject to certain terms and conditions over a two-year period. The agreement represents an additional method to provide the Company with increased capital and flexibility.

•	Dosed First Patient in Phase II Dex-IN Post Op Day 1 Acute Pain Clinical Trial: In October 2014, Recro Pharma announced dosing of the first patient in a randomized, multicenter, double-blind, placebo-controlled Phase II clinical trial of Dex-IN in patients who initiate dosing of study medication on Post Op Day 1, following bunionectomy surgery. The trial is expected to enroll approximately 200-250 patients. The primary efficacy endpoint of the trial is the summed pain intensity difference over 48 hours, SPID48, starting on Post Op Day 1. Additional efficacy endpoints include use of opioid rescue medication and opioid related side effects, and Patient Global Assessment (PGA) of pain control. Recro Pharma is expecting results from its interim analysis shortly, and remains on track to report top-line data from this trial in mid 2015.

Financial Results

For the fourth quarter of 2014, the Company reported a net loss applicable to common shareholders of $3.5 million, or $0.45 per share, compared with a net loss applicable to common shareholders for the fourth quarter of 2013 of $497,000, or $3.19 per share.

For the year ended December 31, 2014, the Company reported a net loss applicable to common shareholders of $17.4 million, or $2.79 per share, compared with a net loss applicable to common shareholders of $2.4 million, or $15.41, per share for the comparable period in 2013. The increase in net loss attributable to common shareholders for the year ended December 31, 2014, compared to the same period in 2013, was primarily due to higher clinical research expenses associated with the Company’s advancement into Phase II clinical trials, manufacturing costs, management salaries and benefits and increased costs associated with becoming a public company. The year ended December 31, 2014 includes a $4.1 million non-cash beneficial conversion charge related to the conversion of the Company’s 8% Convertible Promissory Notes upon the closing of the Company’s initial public offering in March 2014.

Cash and cash equivalents were $19.7 million as of December 31, 2014.

About Recro Pharma, Inc.

Recro Pharma is a clinical stage specialty pharmaceutical company developing non-opioid therapeutics for the treatment of acute post operative pain. Recro Pharma’s lead product candidate, Dex-IN, is a proprietary intranasal formulation of dexmedetomidine and has completed multiple clinical trials in which Dex-IN was well tolerated. As Recro Pharma’s product candidates are not in the opioid class of drugs, the Company believes its candidates would avoid many of the side effects associated with commonly prescribed opioid therapeutics, such as addiction, constipation and respiratory distress while maintaining analgesic effect. If approved, Dex-IN would be the first and only approved acute pain drug in its class.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Recro Pharma’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Recro Pharma or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro Pharma as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro Pharma’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Recro Pharma assumes no obligation to update any such forward-looking statements. Factors that could cause Recro Pharma’s actual results to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: the results and timing of the clinical trials of Dex-IN and any future clinical and preclinical studies; the ability to obtain and maintain regulatory approval of product candidates, and the labeling under any such approval; regulatory developments in the United States and foreign countries; the Company’s ability to raise future financing for continued development; the performance of third-party suppliers and manufacturers; the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; the successful commercialization of the Company’s product candidates; the successful implementation of the Company’s strategy; the Company’s ability to close and integrate the pending acquisition of assets from Alkermes; and the Company’s ability to meet required debt payments and operate under increased leverage and associated lending covenants. In addition, the forward-looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro Pharma’s business and future results included in Recro Pharma’s filings with the Securities and Exchange Commission at www.sec.gov. Recro Pharma assumes no obligation to update any such forward looking statements.

RECRO PHARMA, INC.

Balance Sheets

(unaudited)

	December 31,
	2014	2013
Assets

Current assets:
Cash and cash equivalents	$19,682,430	$12,828
Other receivables	89,604	38,418
Prepaid expenses	601,586	15,689
Deferred offering costs	—	784,177

Total current assets	20,373,620	851,112

Total assets	$20,373,620	$851,112

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities:
Convertible notes payable	$—	$11,907,198
Accounts payable	869,919	434,244
Accrued expenses	575,112	589,532

Total current liabilities	1,445,031	12,930,974

Total liabilities	1,445,031	12,930,974

Series A redeemable convertible preferred stock, $0.01 par value.
Authorized, 2,000,000 shares, issued and outstanding, 2,000,000 shares	—	5,880,037

Shareholders’ equity (deficit):

Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value. Authorized, 50,000,000 shares, issued and outstanding, 7,707,600 shares at December 31, 2014 and 155,600 shares at December 31, 2013	77,076	1,556
Additional paid-in-capital	52,947,126	—
Accumulated deficit	(34,095,613)	(17,961,455)

Total shareholders’ equity (deficit)	18,928,589	(17,959,899)

Total liabilities and shareholders’ equity (deficit)	$20,373,620	$851,112

RECRO PHARMA, INC.

Statements of Operations

(unaudited)

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Operating expenses:
Research and development	$2,254,447	$61,896	$7,874,187	$543,632
General and administrative	1,229,787	90,149	3,997,596	546,119

Total operating expenses	3,484,234	152,045	11,871,783	1,089,751

Other income (expense):
Interest income	3,419	1	10,544	42
Interest expense	—	(231,770)	(4,272,919)	(868,109)

	3,419	(231,769)	(4,262,375)	(868,067)

Net loss	(3,480,815)	(383,814)	(16,134,158)	(1,957,818)

Accretion of redeemable convertible preferred stock	—	(113,113)	(1,270,057)	(440,204)

Net loss applicable to common shareholders	$(3,480,815)	$(496,927)	$(17,404,215)	$(2,398,022)

Basic and diluted net loss per common share	$(0.45)	$(3.19)	$(2.79)	$(15.41)

Weighted average basic and diluted common shares outstanding.	7,707,600	155,600	6,238,581	155,600

Unaudited pro forma net loss			$(11,861,239)

Unaudited pro forma net loss per share (1)			$(1.73)

Unaudited pro forma weighted average basic and diluted common shares outstanding (1)			6,861,570

(1)	Assumes the conversion of all outstanding shares of convertible preferred stock and convertible promissory notes into shares of common stock as of the beginning of the period or the date of issuance and related adjustment to eliminate interest expense on the convertible promissory notes and accretion of deemed dividends on the preferred stock.

CONTACT:	Recro Pharma, Inc.
Charles T. Garner
Chief Financial Officer
(484) 395-2425

Media and Investors:

Argot Partners
Susan Kim
(212) 600-1902
susan@argotpartners.com